Exhibit 99.1

                     Geron to Present Preliminary Results of
                Telomerase Cancer Vaccine Clinical Trial at Duke

    MENLO PARK, Calif.--(BUSINESS WIRE)--April 7, 2003--Geron Corporation (Nasdaq:GERN) today announced that it will present the positive preliminary results from a Phase 1 clinical trial of telomerase immunotherapy for metastatic prostate cancer on a webcast conference call today, April 7, 2003 at 9:00 a.m. Pacific Daylight Time. The data were originally to be presented today at the American Association of Cancer Research (AACR) annual meeting in Toronto, which was cancelled last week due to the outbreak of SARS.
    The data to be presented suggest the vaccinations were very well tolerated, without any adverse effects attributable to the treatment. Importantly, vaccination resulted in the generation of an anti-telomerase immune response in almost all patients.
    The results were to have been presented today at the AACR annual meeting in Toronto by Johannes Vieweg, M.D., Associate Professor of Urology and Associate Professor of Immunology at Duke University Medical Center. The clinical trial is being conducted under an IND (Investigational New Drug application) submitted by Dr. Vieweg and his colleagues at Duke, and is designed to assess the safety of using telomerase immunotherapy to treat metastatic prostate cancer.
    Telomerase immunotherapy takes advantage of the fact that telomerase is abnormally upregulated in most human cancers but is not expressed in most normal adult cells. The goal of cancer immunotherapy is to "teach" the patient's immune system to attack cancer cells that express telomerase -- while leaving normal cells alone -- by generating cytotoxic T-cells specific for telomerase.

    Trial Design

    The Duke trial involves an ex vivo vaccine strategy in which dendritic cells (DCs, the most efficient antigen presenting cells) are isolated from the patient's blood, pulsed with telomerase RNA, and then returned to the patient's body to instruct cytotoxic T-cells to kill tumor cells that express telomerase. A total of 24 patients will be treated. The trial is divided into two groups: low-dose and high-dose. Patients in the low-dose group received three vaccinations with DCs that were exposed to either telomerase RNA or a modified form of telomerase RNA that contains a LAMP sequence designed to enhance and prolong the anti-telomerase immune response. The high-dose group will receive six vaccinations with DCs that were exposed to either telomerase or LAMP-telomerase RNA.

    Trial Preliminary Results

    On today's conference call, David B. Karpf, M.D., Geron's executive medical director, will present the data on the first 12 patients in the study, who had all received three vaccinations (low-dose group). The vaccinations were very well tolerated, without any adverse effects attributable to the treatment. In addition, seven out of the eight patients who have been immunologically monitored developed telomerase-specific T-cell responses, which indicates that the immunization procedure was successful. Preliminary data from blood samples taken from nine of the patients evaluated at the beginning of the trial showed that seven patients had very high levels of circulating tumor cells. The level of circulating tumor cells fell substantially in all seven of these patients following vaccination, and in two patients the level fell a thousand-fold -- to a level below the detection limit of the assay. The study also showed that, in several patients tested a number of months after their last vaccination, the circulating tumor cells rose back to pre-treatment levels as the telomerase-specific immune response declined.
    "Phase 1 is first and foremost an assessment of toxicity," said Dr. Vieweg, the Principal Investigator and head of the trial at Duke, "and it is very reassuring that to date we have not observed any adverse effects due to the telomerase vaccine. Until now, it was an unanswered question -- would telomerase alone, as a 'self-antigen,' engender a good immune response in cancer patients, and if it did, would there be any adverse effects on certain activated stem cells that can transiently express telomerase. We found that all but one of the patients developed a strong anti-telomerase immune response, suggesting that telomerase is a surprisingly good antigen using this approach. Additionally, our data suggest this response was further enhanced by the LAMP modification. And to date, no patient has shown any sign of damage to normal tissues.
    "The preliminary data from the low-dose patients is very encouraging," continued Dr. Vieweg. "New therapies are urgently needed, especially for patients with metastatic tumors. The telomerase-primed DCs were able to generate a strong telomerase-specific immune response, which in turn appears to have reduced the number of circulating tumor cells in the bloodstream of these patients with metastatic disease. We now want to complete the trial to see if a more durable telomerase immune response can be elicited in patients receiving a greater number of vaccinations. If these results hold up in the high-dose cohort, and the treatment still appears to be very well tolerated, I feel that further clinical trials will clearly be warranted."
    "I am particularly excited by the data on circulating tumor cells," said Dr. Karpf. "Not only did the levels decline in all patients whose baseline levels were elevated, despite the fact that the patients received only three vaccinations, but importantly, the decline correlated well with the development of the telomerase immune response. We plan to carefully analyze the final data together with Dr. Vieweg, but at this stage the results are very encouraging."

    Telomerase Immunotherapy Technology

    The RNA-pulsed dendritic cell technology Dr. Vieweg used in this trial was developed by Eli Gilboa, Ph.D., and his colleagues at Duke. The trial represents the clinical application of earlier work conducted jointly by Duke and Geron, published in the September 2000 issue of Nature Medicine, the September 2002 issue of Cancer Research, and the March 2003 issue of Cancer Gene Therapy, which demonstrated the utility of using telomerase as an antigen to stimulate an immune response that killed human prostate, renal, melanoma, osteosarcoma and colon tumor cells in vitro, and inhibited the growth of breast, melanoma, and bladder cancer tumors in animals. Those publications, as well as subsequent research, demonstrated that messenger RNA encoding the catalytic reverse transcriptase protein component of human telomerase (hTERT mRNA), when introduced into dendritic cells, can stimulate the immune system to produce cytotoxic T-lymphocytes (CTLs, or killer T-cells) capable of recognizing and destroying telomerase-positive cancer cells.
    "Presentation of the results from this trial represents an important milestone for Geron, and are encouraging for patients with cancer," said Thomas B. Okarma, Ph.D., M.D., Geron's president and chief executive officer. "Because telomerase is present in all major types of cancer cells, telomerase holds great promise for use in a universal cancer vaccine for the treatment of a broad range of tumor types, either alone or in combination with other antigens."

    Conference Call Information

    After Dr. Karpf's presentation of the data on the conference call, Geron management will be available to discuss this announcement and answer questions related to it. To participate in today's conference call in the U.S., please dial 800/915-4836. Outside the U.S., please dial 973/317-5319. To access the live webcast (listen only), please logon to Geron Corporation's website at www.geron.com at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast.

    Geron is a biopharmaceutical company focused on developing and commercializing therapeutic and diagnostic products for applications in oncology and regenerative medicine, and research tools for drug discovery. Geron's product development programs are based upon three patented core technologies: telomerase, human embryonic stem cells and nuclear transfer. Geron has broad proprietary rights in telomerase, including the use of telomerase in cancer immunotherapy, and holds an issued U.S. Patent No. 6,440,735 covering the use of telomerase in an ex vivo cancer vaccine as tested in the trial at Duke.

    This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding product development and future applications of Geron's technology constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, outcome of clinical trials and the maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron's periodic reports, including the annual report on Form 10-K for the year ended Dec. 31, 2002.

    CONTACT: Geron Corporation
             David L. Greenwood, 650/473-7765